Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements of Elizabeth Arden, Inc. on Form S-3 of our report dated April 6, 2001, appearing in the Annual Report on Form 10-K of Elizabeth Arden, Inc. for the year ended January 31, 2003 and to the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP

Miami, Florida
June 11, 2003